Exhibit 99.2

American Eagle Outfitters, Inc.
June 2010

Recorded Sales Commentary dated July 8, 2010

Good morning and welcome to the American Eagle Outfitters June 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended July 3rd, 2010 increased 1% to $249 million compared to $246 million for the five weeks ended July 4th, 2009. Consolidated comparable store sales decreased 1%, compared to an 11% decrease for the same period last year.

June sales were below expectations. After the benefit of the Memorial Day shift, which drove sales early in the month, weak business trends persisted throughout June. This necessitated deeper promotions to clear through summer merchandise, which led to a low double-digit decline in the average unit retail price. Promotional pricing lifted unit sales, which increased in the positive mid-teens, and transactions were up in the low single-digits.

We are selling through inventory and we ended June with clearance units down to last year. AE men's and women's sales comps declined in the low single digits. Overall strength in bottoms, was offset by less consistent results in tops, primarily in women's tees and graphics.

Our initial back to school assortment arrived in stores this week, with a follow-on update arriving in time for peak back-to-school shopping in early August.

Now an update on share buy-backs.  During the month, we repurchased 6.7 million shares, bringing the year-to-date total to 10.7 million shares for a total of $153 million. This leaves 19.3 million shares remaining under the current authorization.

Based on the recent business trends and deeper promotions, we see second quarter adjusted earnings on the low end of our guidance range of $0.12 to $0.16 cents per diluted share. This compares to EPS of $0.18 cents last year. This guidance excludes $0.13 cents of estimated closing charges and an operating loss related to MARTIN+OSA. It also excludes the potential impact of severance and investment security charges.

We will announce July sales on Thursday, August 5. Thank you for your continued interest in American Eagle Outfitters.